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                                                                EXHIBIT 23.4


                         INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Oncometrics Imaging Corp.

We consent to incorporation by reference in the registration statement on Form S-3 of AccuMed International, Inc. of our report dated July 18, 1996 with respect to the balance sheets of the AIC division of Xillix Technologies Corp. as of August 31, 1995 and December 31, 1995, and Oncometrics Imaging Corp. as at May 31, 1996, and the related statement of operations, stockholders' equity, and cash flows for the periods then ended, which report appears in the Form 8-K/A dated October 15, 1996 of AccuMed International, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG
Chartered Accountants



Vancouver, British Columbia
December 9, 1997